Exhibit (n)(2)

KPMG LLP

2200 Wells Fargo Tower

201 Main Street

Fort Worth, TX 76102-3105

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and Board of Trustees

T. Rowe Price OHA Flexible Credit Income Fund:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of T. Rowe Price OHA Flexible Credit Income Fund (the Fund) as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from June 17, 2024 (commencement of operations) to December 31, 2024, and our report dated February 25, 2026 expressed an unqualified opinion on those consolidated financial statements. We have not performed any procedures with respect to the audited consolidated financial statements subsequent to February 25, 2026.

The senior securities information included in the Fund’s Form N-2 as of December 31, 2025, under the caption “Senior Securities” (the Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Fund’s consolidated financial statements. The Senior Securities Table is the responsibility of the Fund’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP

Fort Worth, Texas

February 27, 2026

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English Fund limited by guarantee.